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Exhibit 10(30)

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made and entered into as of the Effective Date set forth below, by and between HARRAH'S OPERATING COMPANY, INC. ("Company" or "Harrah's") and JOHN BOUSHY ("Executive"). This Agreement supersedes and replaces the prior employment agreement between the Company and Executive dated March 1, 2003.

        The Company and Executive agree as follows:

        1.     Employment. The Company hereby employs Executive as Chief Integration Officer at Grade Level 35 to lead the integration process for the merger of Caesars Entertainment, Inc.'s operations into those of the Company.

        2.     Duties. During the term of this Agreement ("active employment"), Executive shall devote substantially all of his working time, energies, and skills to the benefit of the Company's business. Executive agrees to serve the Company diligently and to the best of his ability, and to follow the policies and directions of the Company.

        3.     Compensation. Executive's compensation and benefits during his active employment shall be as follows:

          (a)   Base Salary. Beginning on the Effective Date (July 26, 2004) of this Agreement, the Company shall pay Executive a base salary ("Base Salary") of $750,000 per year, which will be reviewed annually by the Company during the term of this Agreement in accordance with its compensation practices regarding senior executives. Executive's Base Salary shall be paid biweekly in accordance with the Company's normal payroll schedule. All payments shall be subject to Executive's chosen benefit deductions and the deduction of payroll taxes and similar assessments as required by law.

          (b)   Bonus. In addition to the Base Salary, Executive shall be eligible for an annual bonus in accordance with the Company's bonus plan.

          (c)   Promotional Award. The Company shall cause its parent company, Harrah's Entertainment, Inc. ("HET") to issue Executive, as further consideration for entering into this Agreement, including the non-compete and confidentiality provisions, a one time promotional award of a Stock Option grant of Sixty Thousand (60,000) shares of HET stock, subject to the approval, in its sole discretion, of HET's Human Resources Committee ("HRC"). The options will be based on a strike price of the average share price of HET's stock on the date the grant is approved by the HRC. The option grant will vest in increments of thirty-three and one third percent (33 1/3%) on January 1, 2005, January 1, 2006, and January 1, 2007.

        4.     Insurance and Benefits. Executive will be eligible to participate in each employee benefit plan and receive each executive benefit that the Company provides for its senior executives, in accordance with the applicable plan rules.

        5.     Term. The term of this Agreement shall be for three (3) years, beginning on The Effective Date, subject to early termination as provided herein.

        6.     No Cause Termination/Non-Renewal of Agreement. The Company may terminate Executive's active employment at any time without cause upon thirty (30) days' prior written notice ("no cause termination"). The Company also, in its sole discretion, may elect not to extend the term of this Agreement or enter into a new Agreement upon expiration of this Agreement ("non-renewal of Agreement"). In the event of such no cause termination or non-renewal of Agreement by the Company, Executive shall be entitled only to the salary and benefits set forth below after the last day worked by Executive following termination of the Executive's employment with the Company (the "Separation Date") unless otherwise specified in this Agreement.

Benefits	Benefit Termination Date
Base Salary (rate as of Separation Date)	Eighteen (18) months (78 weeks) ("Salary Continuation Period") from the Separation Date
PTO and Service Credit	Separation Date (accrued PTO will be paid within thirty (30) days of Separation Date).
Use of Credit Cards	Separation Date
Bonus—Payment Eligibility
(i) Eligible for prior year bonus if Executive's employment is terminated during payment year but prior to payment; (ii) eligible for prorated bonus for current year if in job for more than six (6) months and Separation Date occurs after June 30; (iii) not eligible for bonus for year following Separation Date.
Insurance, including health, vision, dental insurance and contributions to health care spending accounts within company policy, (excluding life insurance)
End of Salary Continuation Period; provided, however, that Executive shall be eligible for the continuation of health insurance benefits for the Life Coverage Period as provided under the provisions of paragraph 10 below. If the Life Coverage Period benefits are not applicable, the eighteen (18)-month COBRA rights period for health insurance will commence on the last day of the Salary Continuation Period. Harrah's Benefit Service Center will furnish the COBRA information. Executive has thirty-one (31) days from the last day of the month in which he is actively at work to convert his life insurance. Executive must contact Harrah's Benefit Service Center to obtain the required form to effectuate the conversion of his life insurance
Retaining Existing Stock Options for Vesting and Other Rights
Annual Stock Options and/or Stock Appreciation Rights ("SARS") continue to vest and can be exercised through the end of Salary Continuation Period. Exercise of vested annual Stock Options/SARS after Salary Continuation Period per plan rules. Accelerated vesting of all annual Stock Options/SARS if Change of Control (as defined in paragraph 11 below) occurs during Salary Continuation Period.
Restricted Stock (Non-TARSAP)	Separation Date
Eligibility for New SARS	Separation Date.

TARSAP II
Next potential vesting installment of TARSAP II, after Separation Date, if the installment is earned will vest for Executive (all, part, or none) at the CEO's and HRC's discretion. If a Change in Control (as defined in paragraph 11 below) occurs during Salary Continuation Period, Executive will only be entitled to the next potential vesting installment of TARSAP II not otherwise earned. Unvested shares at the end of Salary Continuation are forfeited.
Use of Financial Counseling per Plan Provisions	End of Salary Continuation Period. The maximum remaining benefit shall be annual benefit remaining as of Separation Date.
Savings and Retirement Plan Deduction (Active Participation)	Separation Date.
Employee Supplemental Savings Plan (ESSP) (Active Participation)	Separation Date. ESSP distribution date will commence when Salary Continuation ends, in accordance with plan and as selected previously by Executive.

        7.     Death of Executive. Upon the death of Executive during his active employment, his salary and all rights and benefits hereunder will terminate (unless otherwise provided for herein), and his estate and beneficiary(ies) will receive the benefits to which they are entitled under the terms of the Company's benefit plans and programs by reason of a participant's death during employment, including the applicable rights and benefits under the Company's stock and stock option plans. Under the Stock Option Plan/SARS Plan, upon death fifty percent (50%) of the unvested annual Stock Options/SARS, if any, will vest, and the other fifty percent (50%) of the unvested annual Stock Options/SARS will terminate. All earned PTO will also be paid to Executive's estate. The amount of PTO is fixed at $50,256 minus standard deductions. If Executive dies during the Salary Continuation Period, all of the provisions of the previous sentence apply except that the remaining salary continuation will be paid in a lump sum to Executive's estate.

        8.     Termination by Company for Cause. The Company shall have the right to terminate Executive's active employment for cause. All salary and benefits shall cease, except COBRA rights and as otherwise provided in applicable benefit plans. All earned PTO will be paid to Executive. The amount of PTO is fixed at $50,256 minus standard deductions. Termination for cause shall be effective immediately upon notice sent or given to Executive. For purposes of this Agreement, the term "cause" shall mean: (i) conviction of any crime that materially discredits the Company or is materially detrimental to the reputation or goodwill of the Company; (ii) being found unsuitable for a gaming license or having a gaming license denied or revoked by any gaming regulatory authority in the states of Arizona, California, Colorado, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Mississippi, Missouri, Nevada, New Jersey, New York, North Carolina; Pennsylvania and Rhode Island, or any other state in which the Company currently or in the future conducts business; (iii) commission of any material act of fraud or dishonesty against the Company, or commission of an immoral or unethical act that materially reflects negatively on the Company, or engaging in willful misconduct; (iv) material breach of Executive's obligations under paragraph 2 of this Agreement, as so determined by the HET Board of Directors; and (v) Executive's (a) willful, knowing and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the

Company, or (b) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange. Executive shall first be provided with written notice of the claim(s) against him under the above provisions and given a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before the HET Board of Directors.

        9.     Voluntary Termination/Notice Period. Executive may terminate this Agreement voluntarily at any time and for any or no reason during its term upon thirty (30) days' prior written notice to the Company, except as specified in this paragraph. If Executive elects to terminate his employment with the Company in order to work or act in competition with the Company as described in paragraph 13(a) of this Agreement, Executive must give the Company six (6) months' prior written notice of his intention to do so; provided, however, that such six (6)-month notice shall not be required or applicable if Executive's prospective employment is to be with one of those companies which satisfies the provisions of Paragraph 13(d) below. The written notice provided by Executive shall specify the last day to be worked by Executive ("Separation Date"), which Separation Date must be at least thirty (30) days or six (6) months (as appropriate) after the date the notice is received by the Company. Unless otherwise specified herein, or in a writing executed by both parties, Executive shall not receive any of the benefits provided in this Agreement after the Separation Date set forth in his written notice except for benefits that may be available to Executive under paragraph 10 below (to the extent set forth in paragraph 10) and applicable rights and benefits that apply to employees generally upon termination of employment.

        Notwithstanding anything contained in this Agreement to the contrary, Executive may also, acting reasonably and in good faith, terminate this Agreement, with thirty (30) days' written notice, if a pattern exists, based on the objective evidence taken as a whole, showing that material decisions are being made regarding the integration of Caesars Entertainment, Inc., without Executive's meaningful involvement and participation. The fact that Executive does not agree with any material decision after meaningful involvement and participation, will not act to trigger Executive's right to terminate this Agreement. Executive must first appeal to and confer with the Company's COO and the CEO, and request that the making of such decisions without Executive's meaningful involvement and participation cease, and give adequate, reasonable opportunity to remedy this situation. Should Executive elect to terminate his employment in strict accordance with the terms of this paragraph ("Non-Involvement Provision"), Executive shall be entitled to receive severance payments and the other benefits under Paragraph 6 as adjusted by the following calculation:

    $450,000 plus (Current Base Salary minus $450,000) times the ratio of months worked of the initial term (number of full monthly periods worked since July 26, 2004 divided by 24)

The following examples are for purposes of illustration. If termination under this provision occurs

          a)    after 5 months (meaning on December 26, 2004 and on or before January 25, 2005) the severance base salary rate would be $450,000 + ($300,000 * 5/ 24) = $450,000 + $62,500 = $512,500.

          b)    after July 25, 2005 and before August 26, 2005 the severance base salary rate would be $450,000 + ($330,000 * 12 / 24) = $450,000 + $165,000 = $615,000. This example assumes that Executive receives a 4% increase effective before July 26, 2005 of $30,000.

          c)     after July 25, 2006 severance salary rate would be Executive's then current salary

        In addition, should executive terminate the agreement under the Non-Involvement Provision before July 26, 2005, all unvested Stock Options/SARS granted under paragraph 3c of this Agreement will be reduced based upon the following:

Period From	Reduction in shares
July 26, 2004—Oct. 25, 2004	60,000 shares
Oct. 26, 2004—Jan. 25, 2005	45,000 shares
Jan. 26, 2005—Apr. 25, 2005	30,000 shares
Apr. 26, 2004—July 25, 2005	15,000 shares
July 26, 2005 and thereafter	0 shares

All other terms under paragraph 6 for"no cause termination" will be applicable.

        In addition, if, during the term of this Agreement, the objective evidence, taken as a whole as determined reasonably and in good faith by the Company, indicates that the integration of Caesars Entertainment, Inc.'s operations into the Company's operations has successfully been concluded, and the Company has not offered Executive a position which maintains or increases Executive's impact and responsibilities to the Company, Executive may also, after consultation with the CEO and COO, give notice of his desire to terminate this Agreement (the "Successful Integration Termination"), and the termination of Executive's employment as a result of the Successful Integration Termination will be treated as if his employment was terminated as a "no cause termination" under paragraph 6 of this Agreement.

        10.   Certain Health Insurance Benefits. If (i) Executive reaches the age of fifty (50) and, when added to his number of years of continuous service with the Company (including employment with its affiliates, predecessors, successors, and assigns), including any period of salary continuation, the sum of his age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events Executive's employment is terminated pursuant to paragraph 6 above; or (ii) Executive reaches the age of fifty-five (55) and has attained ten (10) years of continuous service with the Company (including employment with its affiliates, predecessor, successors, and assigns), including any period of salary continuation, and at any time after the occurrence of both such events Executive's employment terminates for any reason other than by the Company for "Cause" as described in paragraph 6 above; or (iii) in the reasonable judgment of the Company Executive has completed the successful integration of Caesar's Entertainment, Inc.'s operations into the Company's operations, regardless of his age or years of service at such time, Executive and his then-eligible dependents shall be entitled to participate in the Company's group health insurance plan, as amended from time to time by the Company, after Executive's Separation Date or the end of the Salary Continuation Period, as applicable, for the remainder of Executive's life ("Life Coverage Period"). During the Life Coverage Period, Executive shall pay twenty percent (20%) of the then prevailing health insurance premium (revised annually) on an after-tax basis each quarter, and the Company shall pay eighty percent (80%) of said premium on an after-tax basis, which contribution will be imputed income to Executive. As soon after the Separation Date as Executive becomes eligible for Medicare coverage, the Company's group health insurance plan shall become secondary to Medicare.

        Notwithstanding the forgoing provisions that provide that Executive and his dependents shall be entitled to participate in the Company's group health insurance plan, in the event that the terms of the Company's group health insurance plan should at any time not permit coverage of Executive and his dependents under the plan as contemplated above, the Company will, during the Life Coverage Period, arrange for an individual health insurance policy with identical or better coverage to be provided to Executive and his dependents at no greater out-of-pocket cost and expense to Executive than that contemplated above. And, if the Company is unable to secure an individual insurance policy for Executive and his dependents, the Company shall, during the Life Coverage Period, provide health care benefits to Executive and his dependents on a self-insured basis. In the event that the Company provides such health care benefits on a self-insured basis, Executive's cost for such insurance coverage shall be calculated in accordance with the formula provided above as if Executive and his dependents were insured under the Company's group health insurance plan.

        If Executive engages in any of the prohibited activities described in paragraphs 13(a)(i) and (ii) below (except as permitted under paragraph 13(d) below), during the Life Coverage Period, the entitlement of Executive and his then-eligible dependents to participate in the Company's group health insurance plan shall terminate automatically, without any further action or notice by either party, subject to applicable COBRA rights, which shall commence on the Separation Date. If Executive becomes employed during the Life Coverage Period by any company (including any company in the race track, casino or casino hotel/casino resort business that pursuant to the provisions of paragraph 13(d) below is excluded from the provisions of paragraph 13(a) of this Agreement) that does not compete with the Company, or any of its subsidiaries, the Company's group health insurance plan shall become secondary to any primary health insurance plan or coverage made available to Executive by that company, if any, as long as Executive is employed by such company.

        Executive also shall receive the benefits and be bound by the provisions of this paragraph 10 if a Change in Control, as defined in Executive's Severance Agreement, dated as of January 1, 2003, with Harrah's Entertainment, Inc. (the "Severance Agreement"), occurs during Executive's active employment with the Company and if the Severance Agreement is in force when the Change of Control occurs.

        If there exists a dispute between the Company and Executive relating to the parties' rights and obligations under Section 10, and the dispute involves the use of attorneys on the part of the Company or Executive, the prevailing party in such dispute shall be entitled to be reimbursed by the other party for any attorneys' fees incurred in resolving such dispute. If there is no prevailing party, each party shall bear his own expenses.

        11.   Change in Control. If a Change in Control, as defined in Executive's Severance Agreement, occurs during Executive's active employment, and if the Severance Agreement is in force when the Change in Control occurs, then the Severance Agreement supersedes and replaces this Agreement, except paragraphs 10, 12, 13 (to the extent provided in paragraph 13) and 14. If, prior to a Change in Control (as defined above), Executive's active employment has been terminated for any reason by either party or this Agreement is not renewed by the Company, then Executive's Severance Agreement terminates automatically upon Executive's Separation Date.

        12.   Disability. If Executive becomes disabled (as defined below) prior to the termination of his active employment or the non-renewal of this Agreement, he will be entitled to apply at his option for the Company's long-term disability benefits. If he is accepted for such benefits, then the terms and provisions of the Company's benefit plans and the programs (including the Company's Stock Option, SARS and Restricted Stock Plans) that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that he will be entitled to the lifetime group insurance benefits described in paragraph 10. If Executive is disabled so that he cannot perform his duties (as reasonably determined by the HRC), then the Company may terminate his duties under this Agreement. For purposes of this Agreement, disability will be the inability of Executive, with or without reasonable accommodation, to perform the essential functions of the job. In such event, he will receive eighteen (18) months salary continuation (offset by any long term disability benefits to which he is entitled), together with all other benefits, and during such period of salary continuation any Stock Options/SARS and restricted stock grants then in existence will continue in force for vesting purposes. Executive, if disabled, shall also be eligible for lifetime health benefits as if he has completed the eligibility requirements of paragraph 10 and at the rates set forth in paragraph 10. However, during such period of salary continuation for disability, Executive will not be eligible to participate in the annual bonus plan, nor will he be eligible to receive SARS or restricted stock grants or any other long-term incentive awards except to the extent approved by the HRC. After the eighteen (18) months of salary continuation has expired, per plan documents, fifty percent (50%) of any remaining unvested annual options/SARS, if any, will vest and the other fifty percent (50%) of the unvested annual options/SARS will terminate. All PTO will also be paid out. The amount of PTO is fixed at $50,256 minus standard deductions. The payment of PTO will also survive the occurrence of a Change in Control and be paid out pursuant to its terms.

        If Executive becomes disabled during the Salary Continuation Period, he will be entitled only to the salary and benefits described in paragraphs 6 and 10 above, for the periods set forth in those respective paragraphs.

        Executive shall also receive the benefits and be bound by the provisions of this paragraph 12 if a Change in Control, as defined in Executive's Severance Agreement, occurs during Executive's active employment and if the Severance Agreement is in force when the Change in Control occurs.

        13.   Non-Competition.

          (a)   Non-Competition. During Executive's active employment, and during the Salary Continuation Period described in paragraph 6 above, Executive:

              (i)  shall not engage in any activity, including development activity, whether as employer, proprietor, partner, stockholder (other than the holder of less than five percent (5%) of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant or otherwise, in competition with (x) the casino, casino/hotel and/or casino/resort businesses conducted at the date hereof by the Company or any subsidiary or affiliate ("Company" for purposes of this paragraph 13) or (y) any casino, casino/hotel and/or casino/resort business in which the Company is substantially engaged at any time during the active employment period;

             (ii)  shall not solicit, in competition with the Company, any person who is a customer of the businesses conducted by the Company at the date hereof or of any business in which the Company is substantially engaged at any time during the term of this Agreement.

          (b)   Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this paragraph 13:

              (i)  the covenants contained in paragraphs (i) and (ii) of paragraph 13(a) shall apply within the United States, Canada and Mexico, plus any territories in which Company is actively engaged in the conduct of business while Executive is employed under this Agreement, including, without limitation, the territories in which customers are then being solicited;

             (ii)  without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this paragraph 13, it is expressly agreed by Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

            (iii)  each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this paragraph 13, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          (c)   Executive shall also be bound by the provisions of this paragraph 13 if (i) a Change in Control, as defined in Executive's Severance Agreement, occurs during Executive's active employment, (ii) the Severance Agreement is in full force and effect when the Change in Control occurs and (iii) Executive receives the payments and benefits provided in Section 4 of the Severance Agreement, in which events this paragraph 13 will supersede any noncompete provision in Executive's Severance Agreement.

          (d)   Notwithstanding anything to the contrary set forth above, Executive shall not be prohibited from working for a company with business interests or operations in the race track, casino, or casino hotel/casino resort industries whose annual gross revenues, at the time Executive's employment with such entity is to begin, does not exceed twenty-five percent (25%) of the gross revenues of Harrah's Entertainment, Inc.

        14.   Confidential Information.

          (a)   Executive's position with the Company will or has resulted in his exposure and access to confidential and proprietary information which he did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which by him, directly or indirectly, would be irreparably injurious and detrimental to the Company. During his term of employment and without limitation thereafter, Executive agrees to use his best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Executive shall not at any time during and after his Separation Date, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing. Executive is not prohibited from taking with him the general experience, knowledge, memory and skill acquired while employed by the Company, and using it in the future.

          (b)   For the purpose of this Agreement, "Confidential Information" shall mean all information of the Company, its subsidiaries and affiliates, relating to or useful in connection with the business of the Company, its subsidiaries, affiliates, whether or not a "trade secret" within the meaning of applicable law, that is not generally known to the general public or to the Company's competitors, and which has been or is from time to time disclosed to or developed by Executive as a result of his employment with the Company. Confidential Information includes, but is not limited to the Company's product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards and/or Total Rewards 2), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him or others, and any other Company information or documents which Executive is told or reasonably ought to know that the Company regards as confidential. Notwithstanding the above, Confidential Information will not include: (1) information to which Executive had knowledge from a source outside the Company, including previous employment, prior to a subsequent disclosure by the Company; (2) information that is or becomes known or available to the public at large or to the Company's competitors other than through the Executive or with the assistance of the Executive; and (3) information that the Company has made a conscious decision to make public.

          (c)   Executive agrees that upon separation of employment for any reason whatsoever, he shall promptly deliver to the Company all Confidential Information, including but not limited to, documents, reports, correspondence, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his possession (and all copies thereof) containing any such Confidential Information created in whole or in part by Executive within the scope of his employment.

          (d)   Executive has signed a non-disclosure or confidentiality agreement. Such an agreement shall also remain in full force and effect, provided that, in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control.

          (e)   This paragraph 14 shall supersede any confidentiality provision contained in Executive's Severance Agreement.

        15.   Injunctive Relief. Executive acknowledges and agrees that the terms provided in paragraphs 13 and 14 are the minimum necessary to protect the Company, its affiliates and subsidiaries, its successors and assigns in the use and enjoyment of the Confidential Information and the good will of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants (Confidential Information and Non-Competition) and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, that the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, temporary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company to pursue any and all additional remedies.

        16.   Post Employment Cooperation. Upon the termination of his active employment, Executive will cooperate with, and provide information to, the Company in assuring an orderly transition of all matters being handled by him. Upon the Company providing reasonable notice to him, he will also appear as a witness at the Company's request and/or assist the Company in any litigation, bankruptcy or similar matter in which the Company or any affiliate thereof is a party; provided that the Company will defray any approved out-of-pocket expenses incurred by him in connection with any such appearance and that, if Executive is no longer receiving salary compensation from the Company, the Company will compensate him for all time spent, at either his then current compensation rate or his salary rate as of the Separation Date, whichever is higher. The Company agrees further to indemnify him as prescribed in his Indemnification Agreement and Article TENTH of the Certificate of Incorporation of Harrah's Entertainment, Inc.

        17.   Release. Upon the termination of Executive's active employment, and in consideration of the receipt of the salary and benefits described in this Agreement, except for claims arising from the covenants, agreements, and undertakings of the Company as set forth herein and except as prohibited by statutory language, Executive will be required to sign an agreement that forever and unconditionally waives, and releases Harrah's Entertainment, Inc., Harrah's Operating Company, Inc., their subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees, and employees ("Released Parties") from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock, and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act, concerning his employment with Harrah's Operating Company, Inc., its subsidiaries and affiliates, and the cessation of that employment. The release does not waive his indemnification rights described in the Indemnification Agreement between Executive and the Company, dated July 30, 1993, applicable to all senior executives; nor does it or will it release Company from its continuing obligations to Executive under this Agreement, including the Company's obligations under paragraph 10 above to provide Executive and his dependents with health insurance coverage during the Life Coverage Period (to the extent set forth in paragraph 10).

        18.   General Provisions.

           Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this paragraph 18. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:	John Boushy 159 Augusta Street Henderson, NV 89074

If to Company:	Harrah's Operating Company, Inc. One Harrah's Court Las Vegas, Nevada 89119 Attn: General Counsel

        19.   Governing Law. This Agreement shall be governed by the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.

        20.   Jurisdiction. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

        21.   No Conflicting Agreement. By signing this Agreement, Executive warrants that he is not a party to any restrictive covenant, agreement or contract which limits the performance of his duties and responsibilities under this Agreement or under which such performance would constitute a breach.

        22.   Headings. The paragraph and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

        23.   Amendments. Any amendments to this Agreement must be in writing and signed by both parties.

        24.   Binding Agreement. This Agreement is binding on the parties and their heirs, successors and assigns.

        25.   Survival of Provisions. The provisions of this Agreement shall survive the termination of Executive's employment with the Company if so provided herein and if necessary or desirable fully to accomplish the purposes of such provisions, including without limitation the rights and obligations of Executive under paragraphs 6, 7, 10, 13, 14, 15 and 16 hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Harrah's Operating Company, Inc.

/s/ JOHN BOUSHY John Boushy Executive	By:	/s/ GARY LOVEMAN Gary Loveman President and Chief Executive Officer

Executive
Date:	Date:

        Guarantee of Performance and Payment by Harrah's Entertainment, Inc.

        For good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce Executive to enter into the foregoing Employment Agreement, Harrah's Entertainment, Inc., parent company of Harrah's Operating Company, Inc., hereby guarantees the performance of Harrah's Operating Company, Inc., under the Employment Agreement and Harrah's Entertainment, Inc., hereby guarantees all payments to Executive under the Employment Agreement.

Harrah's Entertainment, Inc.

By:	/s/ GARY LOVEMAN Gary Loveman President and Chief Executive Officer

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  Exhibit 10(30)
EMPLOYMENT AGREEMENT